Exhibit 99.1

For immediate release

January 7, 2019

AtriCure Reports Preliminary Results for Fourth Quarter and Full Year 2018

MASON, Ohio, January 7, 2019 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced preliminary financial results for the fourth quarter and full year 2018 and provided 2019 financial guidance.

Preliminary, unaudited revenue for fourth quarter 2018 is expected to be approximately $52.9 million, reflecting growth of approximately 15% over the fourth quarter of 2017. Based on this preliminary estimate, revenue from U.S. customers is expected to be $43.1 million, reflecting growth of 19% and driven again by strong sales of open-heart ablation products and appendage management products. Revenue from international customers is expected to be approximately $9.8 million, a decrease of 1% as reported and an increase of 1% on a constant currency basis.

Preliminary revenue for full year 2018 is expected to be $201.6 million, reflecting growth of approximately 15% over full year 2017. Adjusted EBITDA (a non-GAAP measure consistently calculated as in previous releases1) for the full year 2018 is currently estimated to be a loss in the previously communicated range of $1 to $3 million.

“We are pleased with our fourth quarter results and performance throughout 2018, as we continue our track record of strong, consistent revenue growth. We achieved many milestones and accomplishments in 2018: we completed enrollment in the CONVERGE IDE trial, trained over 400 healthcare professionals worldwide, surpassed the 170,000 AtriClip milestone, launched the AtriClip FLEXV® device, and established a dedicated pain management team,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “We are well positioned to continue executing on our strategy and positively impacting patient lives.”

2019 Financial Guidance

Management projects 2019 revenue of approximately $220 million to $228 million, reflecting growth of approximately 9% to 13% over full year 2018. Adjusted EBITDA, a non-GAAP measure, is projected to be positive for 2019.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold left atrial appendage management devices worldwide, with more than 170,000 implanted to date. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

1 AtriCure will provide a reconciliation of non-GAAP measures to the related GAAP measure in the release of final 2018 results.

CONTACTS:

Andy Wade

AtriCure, Inc.

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com